Exhibit 99.1

FIRESIDE CHAT TRANSCRIPT

HERE BE DRAGONS: A FIRESIDE CHAT

Rapha Zagury with Nico Moran | Mining Disrupt 2026 | Miami, Florida

EVENT	Mining Disrupt 2026, Miami, Florida

DATE	Wednesday, July 22, 2026

SESSION	Here Be Dragons: A Fireside Chat

FORMAT	Fireside chat

TIME	10:20 AM ET

RECORDING LENGTH	Approximately 10 minutes 33 seconds

PARTICIPANTS	Rapha Zagury, Chief Executive Officer, Twenty One Capital (NYSE: XXI); Founder, Elektron Energy. Nico Moran, Founder, Simply Bitcoin (moderator).

Transcribed by Simply Bitcoin from the original recording. Speaker attributions were added and the text was lightly edited for readability; factual statements are reproduced as spoken. Timestamps are approximate and relative to the start of the recording.

NICO MORAN [0:00] Hi, everyone. My name is Nico Moran. I’m here with Rapha Zagury. Please give Rapha Zagury a huge round of applause. He was just named the CEO of Twenty One Capital yesterday. Absolutely massive. Twenty One Capital is one of the largest publicly traded Bitcoin companies. They hold a little bit more than 43,000 Bitcoin, absolutely enormous. And there’s one thing that I remember, Rapha. We were having this conversation back in Lugano in October, and the market’s proved you right. You told me that you weren’t confident with the existing Bitcoin treasury model. What gave you that thesis?

RAPHA ZAGURY [0:46] Yeah, I think I went a little bit through that on one of my last slides, you know, in the presentation. I think risk is, there’s no problem taking risk, right, but risk was definitely mispriced in the asset class. The way that I always saw treasury companies, from the beginning, is that I see them as a dislocation. You were taking advantage of a dislocation in the market, you know, the whole thesis of being able to issue above mNAV and continue to buy Bitcoin. It’s obvious that if everybody does that, at some point it’s gonna converge back, you know, towards 1 mNAV, right? There’s no free money forever. I think that, you know, some people did it really smartly. I think Michael Saylor was one of them. You know, he started early, did it at size, did it with conviction, did it the right way. But even that dislocation is gradually coming down. Now, the beautiful thing of dislocations is that they come and go, so it could be that we wake up, you know, a year from now and the dislocation comes back and you can take advantage of that again. But I don’t think that’s, you know, the only source of return that you should have for your shareholders, right? As I described, I think having operating companies is the sustainable way to do that, right? The stack of Bitcoin just sitting there, you know, it’s very good. You are gonna get returns on your Bitcoin a long time. But the other thing that people also don’t think about too much is that the time dependency, it’s critical. So we look at Bitcoin and say, yeah, you know, it has annualized growth rates of, like, 50 to 60 percent in the long term, but there’s a lot of pain in between, right? And we’re going through that right now, and if you don’t have conviction, if you’re overlevered, you are gonna be in tricky situations, right? And managing that, when you’re a risk manager, it’s extremely tricky. You know, when I was at Wall Street, we would look at models, we look at, you know, like VaR, we look at the, what’s the worst case scenario, what happens, you know, if you have this drop, what happens if you have that drop. And I don’t think people think about that when they think about treasury companies. Again, nothing wrong with the model. It’s a different model than the one that we’re trying to pursue. At the end of the day, you know, I’m a huge believer of, and by the way, this is something I’ve been dreaming to be able to do in Bitcoin for a long time. And I think you have to be at the right time of the industry, where you have mature businesses, they’re established, they’re cash flow positive, that you can actually go in and invest in them. And I think we’re getting there. It’s a little hidden because of the bear market, so of course there are companies that are suffering, but this is exactly the right time, as you said, this is exactly the right time to be building the portfolio of the right companies. We should be looking at the opportunities, because I think if you’re positioned well now, when the bull market comes in, you’re gonna have a high chance of monetizing some of those things.

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NICO MORAN [3:43] Absolutely. Another thing also too that I noticed, Rapha, is you’re talking about the Berkshire Hathaway model. What specifically about that model inspires you, and do you think that model can be applied to the Bitcoin/energy industry?

RAPHA ZAGURY [4:00] Yeah, man, I make that comparison with humility, because we haven’t built anything yet, right, and we need to build that.

NICO MORAN [4:09] So, just, can I hijack this for a second? Rapha’s extremely humble, but he has a resting heartbeat of 21. Not a joke. He runs triathlons, crazy stuff. But don’t be so humble, Rapha.

RAPHA ZAGURY [4:22] I do not have a resting heart rate of 20. I wish. I actually don’t wish, because that would be bad. But I do not. But anyway. Looking at the model of Berkshire, I think about, how did Berkshire Hathaway become so successful, right? I think one of the key things that they did is that they built a lot of their capital allocation around insurance, and insurance, you know, has this beautiful thing, which is, you know, it naturally generates more cash flow to the operations, right? So if you look at, GEICO is part of the portfolio of Berkshire Hathaway, so every month they’re collecting premiums, the premiums go to the topco, right, and they can reallocate that in different ways, right? I see mining very similar, in terms of cash flow generation, as what insurance did for Berkshire Hathaway, right? And then Berkshire Hathaway invests in other things. They invest in consumer brands. They invest, you know, in jets, invest in other things. But the whole thesis is that you’re gonna buy companies that in the long term are gonna be cash flow positive. Look at the management teams. It’s critical as well, right? We debate a lot about this, you know, how do you do that, you know, if you’re looking through, do you do it as a conglomerate, that you just build everything in, you get there. Massive challenges in doing that, right? Particularly in the Bitcoin industry, that if you look at pretty much any two different companies out there, the cultures are very different, the management teams are very different, right? So you wanna make sure that you have that flexibility. And that’s another thing that, you know, I think Buffett did really, really well at Berkshire Hathaway, which is, you know, he places good teams in different companies and lets the teams build the companies independently, right? There are a lot of things here that I think would be, you know, as I said, I say that truly humbly, because building this would be very hard. But if we do it right, I think this is a sustainable, this is a model that can stay around for Bitcoin for the next 50, 100 years, if you do it right, right?

NICO MORAN [6:24] So from my understanding, Rapha, I wouldn’t even, with your vision for Twenty One, it doesn’t even sound, I wouldn’t even call it a Bitcoin treasury company. But how would you describe it?

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RAPHA ZAGURY [6:37] Yeah, I think it’s a Bitcoin operating company is probably a better way to describe it. We still say we’re a Bitcoin treasury company, because that’s the category that the market gave to us, right? But I think with time, and, you know, I don’t care if we’re called a Bitcoin treasury company. It doesn’t matter at the end of the day. I think the model is what’s gonna prove, you know, that this is a different model at the end of the day. But the core focus is much more. I’ll give you one example of why I think it’s wrong to think about it only in treasury terms. Imagine, I have a completely hypothetical example, but just to prove a point. Imagine I have 100 Bitcoin in your treasury, right? And I come to you and say, Nico, I have a company that you can invest in. It’s gonna cost you 50 Bitcoin to invest in this company, right? And this company, for whatever reason, has a proven track record for the last 5 years that is paying you 20 Bitcoin a month. You take that deal. All day long. You say, OK, absolutely, I’m gonna give you my Bitcoin, or exchange your Bitcoin to shares of a company that can now produce more cash flow, that at the end of the day is gonna add, as I mentioned in my presentation, to your shareholder value. At the end of the day, your treasury may go down, because you’re switching some of your Bitcoin to a company that can perform better, but your overall chance of actually getting more return on your capital, on a Bitcoin basis, increased substantially, right? So, as I also said in the presentation, we’ve been debating a ton about what are the right KPIs in this industry. And I keep coming back to, I think shareholder value in Bitcoin terms is the right KPI in this industry. It’s an extremely hard KPI to beat, but it should be, right? Alpha is hard to come around, right? Beta, which is what a lot of the current companies offer, it’s hard, but it’s leverage, right? Generating alpha, that’s true incremental gain that you’re having over an asset. And that’s really where I think we as a management team could be adding value to our shareholders.

NICO MORAN [8:48] I think it’s super important what you just said, Rapha, because essentially what you’re trying to achieve with Twenty One Capital is you’re actually trying to outperform the price of Bitcoin. Is that correct?

RAPHA ZAGURY [9:02] Yes, and we know it’s very, very, it’s a very hard thing to do.

NICO MORAN [9:07] Because it wouldn’t make sense otherwise, right?

RAPHA ZAGURY [9:09] Well, maybe, and I’ll explain why. Imagine we were able to, because return is only one variable when you’re thinking about risk, right? Look at risk and return. If we deliver exactly the same value of Bitcoin, but with lower volatility, I could argue that that’s a good return, right? So what we’re trying to do is deliver better risk adjusted returns to our shareholders than Bitcoin, and I think that’s doable. Beating Bitcoin in the long term is hard, because it means you’re gonna have to either find extremely good opportunities or leverage yourself irresponsibly to get there, right? But I think delivering better risk adjusted returns. There’s also another point in my presentation, which is, you’re better off as an investor diversifying into mining, buying Bitcoin, you know, maybe doing other things as well, probably, than just buying Bitcoin. Because then you end up with a problem, probably, this is the whole thesis around portfolio allocation, the whole modern portfolio theory. There are books and books and books written about this, that diversification actually improves risk adjusted returns. Of course, some risk of that, but that’s the ultimate goal.

NICO MORAN [10:25] Ladies and gentlemen, Rapha Zagury, founder of Elektron Energy and the newly named CEO of Twenty One Capital. Thank you guys so much.

RAPHA ZAGURY [10:33] Thank you, Nico.

[ END OF TRANSCRIPT ]

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